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                                                                 Exhibit (10)(f)


               AMENDMENT OF NONEMPLOYEE DIRECTOR STOCK OPTION PLAN


                        RESOLVED, by the Board of Directors of Sundstrand Corporation, that Section 6.5 of the Sundstrand Corporation Nonemployee Director Stock Option Plan, be, and it hereby is, amended, subject to stockholder approval, to read as follows:

                        Section 6.5 Retirement. In the event of the Retirement of a Nonemployee Director, all outstanding Options granted to such Nonemployee Director shall immediately become exercisable by the Nonemployee Director, or as applicable, his or her beneficiaries, heirs or estate, and shall remain exercisable for the longer period of the Option Duration of each such Option grant, or one
                        (1) calendar year after the date of Retirement.

                        FURTHER RESOLVED, by the Board of Directors of Sundstrand Corporation that, Section 6.3 of the Sundstrand Corporation Nonemployee Director Stock Option Plan be, and it hereby is, amended subject to stockholder approval, to read as follows:


                        Section 6.3 Exercise of Options. Options shall be exercisable at the Option Price on and after the Option Purchase Date applicable to such Options, and except as otherwise provided in the Plan, shall continue to be exercisable during the Option Duration or any extension thereof as provided in Section 6.5.

                        FURTHER RESOLVED, that with the approval of the Board of Directors, the proposed amendments to Section 6.5 and Section 6.3 of the Plan shall be submitted to the Corporation's stockholders at the 1996 Annual Meeting for approval, and, if approved, shall be effective with respect to options granted on or after the approval date.